Filed pursuant to Rule 424(b)(3)

File No. 333-237184

UNITED STATES COPPER INDEX FUND

Supplement dated December 7, 2020

to

Prospectus dated December 1, 2020

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This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of United States Copper Index Fund, LP (“CPER”) dated December 1, 2020 (the “Prospectus”).

You should carefully read the Prospectus and this supplement before investing. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the “Risk Factors” beginning on page 5 of the Prospectus before you decide to invest.

Litigation and Claims

The CPER Prospectus dated December 1, 2020 disclosed a purported class action In re: United States Oil Fund, LP Securities Litigation. The complaint filed in In re: United States Oil Fund, LP Securities Litigation has been amended to add parties and amend the claims set forth therein. Accordingly, the following description amends and restates the disclosure included in the Prospectus regarding In re: United States Oil Fund, LP Securities Litigation in its entirety:

In re: United States Oil Fund, LP Securities Litigation

On June 19, 2020, USCF, USO, John P. Love, and Stuart P. Crumbaugh were named as defendants in the Lucas Class Action (the “Initial Lucas Class Complaint”). The Initial Lucas Class Complaint alleges that, beginning in March 2020, in connection with USO’s registration and issuance of additional USO shares, USCF, USO, and the other defendants in the Initial Lucas Class Action failed to disclose to investors in USO certain extraordinary market conditions and the attendant risks that caused the demand for oil to fall precipitously, including the COVID-19 global pandemic and the Saudi Arabia-Russia oil price war. Plaintiff alleges that USCF, USO, and the other defendants in the Initial Lucas Class Action possessed inside knowledge about the consequences of these converging adverse events on USO and did not sufficiently acknowledge them until late April and May 2020, after USO suffered losses and was allegedly forced to abandon its investment strategy. The Court thereafter consolidated the Initial Lucas Class Action with two related putative class action complaints and appointed a lead plaintiff. The consolidated class action is pending in the U.S. District Court for the Southern District of New York under the caption In re: United States Oil Fund, LP Securities Litigation, Civil Action No. 1:20-cv-04740. The consolidated class action seeks to certify a class and award the class compensatory damages at an amount to be determined at trial.

On November 30, 2020, the lead plaintiff filed an amended complaint in In re: United States Oil Fund, LP Securities Litigation (the “Amended Lucas Class Complaint”). In addition to amending the Initial Lucas Class Complaint with respect to the underlying facts, including revising the start of the class period to February 2020, and adding claims under the Securities Act of 1933, the Amended Lucas Class Complaint added as defendants directors of USCF (Nicholas D. Gerber, Andrew F Ngim, Robert L. Nguyen, Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III); marketing agent (ALPS Distributors, Inc.); and Authorized Participants (ABN Amro, BNP Paribas Securities Corporation, Citadel Securities LLC, Citigroup Global Markets, Inc., Credit Suisse Securities USA LLC, Deutsche Bank Securities Inc., Goldman Sachs & Company, J.P. Morgan Securities Inc., Merrill Lynch Professional Clearing Corporation, Morgan Stanley & Company Inc., Nomura Securities International Inc., RBC Capital Markets LLC, SG Americas Securities LLC, UBS Securities LLC, and Virtu Financial BD LLC).

USCF, USO, and the other defendants in In re: United States Oil Fund, LP Securities Litigation intend to vigorously contest such claims and move for their dismissal.

Changes to SummerHaven Copper Index Total Return Modification Date

The sections of the Prospectus describing changes to the SummerHaven Copper Index Total Return (“SCI”) located on pages 1, 24, 25, 78, 80, and A-1 of the Prospectus, are revised to reflect an effective date of December 31, 2020 instead of December 24, 2020 for modification of the SCI.